EXHIBIT 99.1

Lexicon United Reports Second Quarter Fiscal Year 2008 Results

Thursday August 21, 6:52 am ET

AUSTIN, TX--(MARKET WIRE)--Aug 21, 2008 -- Lexicon United Incorporated, Inc. (OTC BB:LXUN.OB - News), a financial services holding company specializing in collections and credit recovery, announced today financial results for the second quarter and six months ended June 30, 2008.

Net revenues for the quarter ended June 30, 2008 increased 92% to $1,211,244 as compared to $629,493 for the comparable period last year. Net loss for the quarter was $120,815, or $0.01 per share, as compared to a net loss of $295,650, or $0.04 per share for the second quarter of the prior year. Sequentially, revenues in the second quarter increased by 37% or $326,379.

For the six months ended June 30, 2008, revenues increased 65% to $2,096,109 from $1,268,685 in the comparable period last year. Net loss for the first six months of fiscal 2008 was $414,046, or $0.05 per share, compared to net loss of $470,816 or $0.06 per share for the comparable period last year.

Investors are encouraged to review the company's Form 10-Q at www.sec.gov.

Elie Saltoun, CEO & President, stated, "We are very pleased with our operating results during the second quarter, primarily the increased revenue from servicing collections on behalf of third party clients. In our ongoing focus to improve operations, we have successfully lowered our operating expenses as a percentage of sales from the prior year. We have invested and built an infrastructure to handle additional projects and portfolios, all of which we believe will result in shareholder value.

"In late June we acquired from Ativos S/A Securitizadora, a portfolio of distressed debt assets of Banco do Brasil SA with a face value of R$ 498,685,303.94 (approximately US$ 305 million); this said, we did not expect to begin establishing a revenue stream from this portfolio until this current quarter. With the anticipated benefits associated with generating revenues from our own portfolio, we expect the remainder of this year to improve our top and bottom line results," concluded Mr. Saltoun.

About Lexicon United Inc.:

Lexicon United Inc. is a financial services holding company specializing in collections and credit recovery. ATN Capital e Participacoes Ltd. ("ATN"), a subsidiary of the Company, is engaged in the business of managing and servicing accounts receivables for large financial institutions in Brazil. Revenues are primarily derived from collection of distressed debt by entering into non-binding agreements with financial institutions to collect their accounts. Once an agreement is reached with the debtor of the financial institution based upon established parameters, an installment agreement is established.

Further information regarding ATN can be found at www.atncapital.com.br

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

Contact:
Contact:
Andrew Barwicki
Investor Relations
516-662-9461

Source: Lexicon United